                                                                    EXHIBIT 2(h)

                               A G R E E M E N T



         AGREEMENT, dated as of the 17th day of March, 1995, between FLOYD THEATRES, INC., a Delaware corporation, TALLAHASSEE THEATRES, INC., a Delaware corporation, FLOYD THEATRES OF GEORGIA, INC., a Georgia corporation, and MASTEC, INC., a Delaware corporation (hereinafter collectively referred to as "Seller"), and CARMIKE CINEMAS, INC., a Delaware corporation, ("Buyer").


                             W I T N E S S E T H :


         WHEREAS, Seller operates certain theatres for the exhibition of motion pictures; and

         WHEREAS, the Boards of Directors of Seller and the Board of Directors of Buyer deem it appropriate to effect the sale and transfer of certain of Seller's assets and liabilities pursuant to the agreement set forth hereinafter.

         NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, and for other consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, the parties hereto have agreed, and do hereby agree, as follows:


                                   ARTICLE I
                                  DEFINITIONS


          The following terms used in this Agreement shall have the meanings set forth below:

         1.01. "AFFILIATE" - Any person, firm, corporation, partnership or association controlling, controlled by, or under common control with another person, firm, corporation, partnership or association.

         1.02. "AGREEMENT" - This Agreement, including the Exhibits attached hereto, and the Schedules delivered pursuant hereto.

         1.03.  "CLOSING" - The Closing referred to in Section 2.05 hereof.

         1.04.  "CLOSING DATE" - The date referred to in Section 2.05 hereof.

         1.05.  "CONTINUING CONTRACTS" - The agreements relating to





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the operation and maintenance of the Property (excluding film exhibition agreements), which are described on Exhibit "A" attached hereto, together with any contracts in the nature thereof executed by Seller after the date hereof, as herein permitted and approved in writing by Buyer, except any contract which is terminable with thirty (30) days notice without penalty.

         1.06. "ERISA" - The Employee Retirement Income Security Act of 1974, as amended.

         1.07. "EXCLUDED PROPERTY" - Property tax refund due on Lakeside Theatres, Sebring, Florida, and five (5) vehicles owned by Seller.

         1.08. "ESCROW" - TWO-HUNDRED TWENTY-FIVE THOUSAND DOLLARS ($225,000.00) to be deposited with Commercial Bank of Florida and held and distributed pursuant to the terms and conditions of the Escrow Agreement attached hereto as Exhibit I.

         1.09. "EXHIBITS" - Those Exhibits referenced in this Agreement and incorporated herein by such reference.

         1.10. "FORD LEASES" - The two (2) master lease agreements between Ford Equipment Leasing Company and Floyd Theatres, Inc., dated November 26, 1991, copies of which are attached hereto as Exhibit "H".

         1.11. "GUARANTEED FILM CONTRACTS" - Those film contracts which require Seller to pay a guaranteed minimum film rental amount, notwithstanding that the film may not have earned same.

         1.12. "ICE MACHINE LEASES" - Those leases by and between John Spears Sales & Service, Inc. and Floyd Theatres for ice machines, ice makers, and storage bins, copies of which are attached hereto a Exhibit "L"

         1.13. "IMPOSITIONS" - All real estate taxes, special and benefit assessments, sewer rents, water rates, personal property taxes, and all other taxes, assessments and charges of every kind, which may affect the Property or any part thereof by virtue of any present or future law of any governmental authority.

         1.14. "INTANGIBLE PROPERTY" - All intangible property now or on the Closing Date owned by Seller pertaining solely to the Property, including all assignable business licenses, warranties, the Continuing Contracts (to the extent assignable), trademarks, trade names, telephone exchange numbers to the extent assignable, plans and specifications, blueprints, engineering information and reports, and governmental approvals.

         1.15. "INVENTORY" - The usable concession items consisting of popcorn, syrup, cups, candy and other items normally stocked in





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the theatres, and the replacement Xenon bulbs.  Purchaser shall pay Seller at
Closing the costs of said Inventory.

         1.16.  "LANDLORD CONSENT" - Consent of the Landlords referred to in
Section 2.07 (d) to the transfer and assignment of the leases described in
Schedule 3.09 (a).

         1.17. "LEASEHOLD IMPROVEMENTS" - All right, title and interest of Seller in the Leasehold Improvements of any kind and description now, or in the Closing Date, located on or which are a part of the Leased Premises.

         1.18. "LEASEHOLD INTERESTS" - All and singular the interests, estates, rights, privileges, titles, easements, options and appurtenances belonging or in any way appertaining to the Seller as tenant under the Leases.

         1.19. "LEASES" - The leases for the Theatres and all amendments and modifications thereof, all of which are described on Exhibit C attached hereto.

         1.20.  "LEASED PREMISES" - The premises demised by the Leases.

         1.21. "PERMITTED LIENS" - (i) Liens and taxes due and payable and which are prorated pursuant to Section 2.04 hereof; (ii) liens that shall be discharged prior to or at Closing; (iii) Permitted Title Exceptions; (iv) the Ford Leases; and (v) the Ice Machine Leases.

         1.22. "PERMITTED TITLE EXCEPTIONS" - With respect to the real property those preprinted exceptions in a standard form ALTA extended coverage policy of title insurance and those encumbrances set forth on Schedule 1.22.

         1.23. "PERSONAL PROPERTY" - All tangible personal property now or on the Closing Date owned by Seller or any of Seller's affiliates and used in the operation of the Leased Premises, including all supplies, service and concession equipment, heating, ventilating and cooling equipment, fixtures, cleaning equipment and supplies, alarm systems, screens, projection equipment, theatre seats, cash registers, display cases, acoustical wall panels, sound systems, speakers, computers, office equipment and desks, popcorn poppers and storage bins, linoleum, carpets, drapes, laundry tubs and trays, washers, dryers, ice boxes, refrigerators, heating units, stoves, ovens, water heaters, incinerators, furniture and furnishings, and communication systems, now or on the Closing Date affixed or attached to or placed upon and used in connection with the operation of the Theatres or any of them (without limiting the generality of the foregoing, the personal property listed on Exhibit "B" attached hereto shall be included in Personal Property); provided, however, Personal





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Property shall not include (a) accounts receivable as of the Closing Date, (b)
cash and cash equivalents (including certificates of deposit, commercial paper, and investments in securities on hand or in banks as of the Closing Date); and
(c) furniture, fixtures and equipment located at the Home Office, 4226 Old Highway 37, Lakeland, Florida 33813.

         1.24. "PROPERTY" - The Inventory, Leasehold Interests, Leasehold Improvements, Personal Property, Real Property and Intangible Property.

         1.25. "PURCHASE PRICE" - The Purchase Price for the Property is ELEVEN MILLION THREE HUNDRED THOUSAND DOLLARS ($11,300,000.00), payable as set forth in paragraph 2.02 hereof.

         1.26. "PURCHASE PRICE ADJUSTMENT" - In the event Seller is not able to procure a three-year extension of the lease on the same terms and conditions for the Brandon Twin Theatre, Brandon, Florida, the Purchase Price shall be reduced in accordance with the terms of Exhibit "A" attached to the Escrow Agreement.

         1.27.  "REAL PROPERTY" - The property described on Schedule 3.09 (a).

         1.28. "SCHEDULES" - Those Schedules referred to in this Agreement, and incorporated herein by reference.

         1.29. "SELLER" - Seller is made up of four (4) separate corporations, namely: FLOYD THEATRES, INC., TALLAHASSEE THEATRES, INC., FLOYD THEATRES OF GEORGIA, INC., and MASTEC, INC. All representations, warranties and covenants are made by the corporation which owns the Theatre which is subject to said representation, warranty or covenant.

         1.30. "THEATRES" - The Twenty-Two (22) locations consisting of Eighty-Three (83) screens for the exhibition of motion pictures as specifically set forth on Exhibit D.

         1.31. "THEATRE LEVEL EMPLOYEE" - Any employee who actually works at a Theatre location.

         The definitions of this section shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The term "person" includes individuals, partnerships, corporations, trusts and other associations. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The words "herein", "hereof", "hereunder" and similar terms shall refer to this contract, unless the context otherwise requires.

         Attached to this contract and incorporated herein by





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reference are the following:

         EXHIBIT A        -  CONTINUING CONTRACTS
         EXHIBIT B        -  PERSONAL PROPERTY
         EXHIBIT C        -  LEASES
         EXHIBIT D        -  THEATRES
         EXHIBIT E        -  BILL OF SALE
         EXHIBIT F        -  COVENANT NOT TO COMPETE AGREEMENT
         EXHIBIT G        -  FORM OF LANDLORD'S CONSENT
                             AND ESTOPPEL
         EXHIBIT H        -  FORD LEASES
         EXHIBIT I        -  ESCROW AGREEMENT
         EXHIBIT J        -  CERTIFICATE OF ASSUMPTION
         EXHIBIT K        -  FORM OF LEASE ASSIGNMENT
         EXHIBIT L        -  ICE MACHINE LEASES
         SCHEDULE 1.22    -  PERMITTED TITLE EXCEPTIONS
         SCHEDULE 2.02(a) -  WIRING INSTRUCTIONS
         SCHEDULE 2.03    -  PURCHASE PRICE ALLOCATION
         SCHEDULE 2.07(c) -  CONSENT OF OTHERS
         SCHEDULE 3.02(a) -  FINANCIAL DATA
         SCHEDULE 3.02(b) -  90/10 HOUSE ALLOWANCES
         SCHEDULE 3.02(c) -  SEATS BY AUDITORIUM
         SCHEDULE 3.02(d) -  PROFIT AND LOSS STATEMENTS
         SCHEDULE 3.02(e) -  INFORMATION MEMORANDUM DATED 10/94
         SCHEDULE 3.04    -  TAX RETURNS
         SCHEDULE 3.06    -  GOVERNMENTAL NOTIFICATIONS
                             AND CONSENTS
         SCHEDULE 3.07    -  COMPLIANCE WITH OTHER INSTRUMENTS
         SCHEDULE 3.09(a) -  DESCRIPTION OF REAL PROPERTY OWNED
                             BY SELLER
         SCHEDULE 3.09(b) -  DESCRIPTION OF REAL PROPERTY LEASED
                             TO SELLER
         SCHEDULE 3.10    -  LICENSES, PERMITS AND TRADEMARKS
         SCHEDULE 3.11    -  INSURANCE
         SCHEDULE 3.12    -  DEFAULTS
         SCHEDULE 3.13    -  LITIGATION
         SCHEDULE 3.14    -  COMPLIANCE WITH LAWS
         SCHEDULE 3.16(a) -  LABOR MATTERS
         SCHEDULE 3.17(a) -  CONTRACTS AND COMMITMENTS
         SCHEDULE 3.19(a) -  EMPLOYEE BENEFIT PLANS
         SCHEDULE 3.19(b) -  WELFARE PLANS
         SCHEDULE 3.23    -  ENVIRONMENTAL MATTERS
         SCHEDULE 3.25    -  DISCOUNTS AND GIFT CERTIFICATES
         SCHEDULE 7.04    -  GOVERNMENTAL NOTIFICATIONS
                             AND CONSENTS REQUIRED BY BUYER



                                   ARTICLE II
                         PURCHASE AND SALE OF PROPERTY





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         2.01.  Agreement to Sell. Pursuant to the terms and  conditions of this Agreement, at Closing Seller agrees to sell, convey, transfer, assign and deliver to Buyer, and Buyer agrees to purchase from Seller certain Property owned and used by Seller in the operation of its motion picture exhibition business in the Theatres.

         2.02. Purchase Price. The Purchase Price for the Property will be paid to the Seller as follows:


               (a) At Closing, Buyer shall pay and deliver by wire transfer to Seller, pursuant to wiring instructions set forth on Schedule 2.02 (a), the Purchase Price, plus Seller's cost of the Inventory, plus the amount of Seller's petty cash located at the Theatres, less $225,000.00, which Buyer shall wire to the Escrow Agent pursuant to the Escrow Agreement.

         2.03. Purchase Price Allocation. The Purchase Price will be allocated to the Property as shown on Schedule 2.03, and each of the parties agree to report this transaction for Federal income tax purposes in accordance with the allocation shown on said schedule.

         2.04.  Closing and Post-Closing Adjustments.

              (a) The following items affecting the Property shall be apportioned, adjusted or otherwise accounted for between Seller and Buyer as of the Closing Date:

                   (i) Subject to paragraph (d) of this Section, rent, additional rent, common area maintenance and all other charges payable by Seller as tenant under the Leases as follows: (1) any charge payable on a monthly basis which is subject to year end adjustment shall be prorated as of the Closing Date for the month in which the Closing Date shall occur, and any year end adjustment thereof shall be paid by, or the refund from the lessor paid to, Seller and Buyer in proportion to their respective payments thereof (i.e., Seller to make all such payments prior to the Closing Date and Buyer to make all such payments after the Closing Date), and (2) Impositions under the Leases not payable monthly but payable in full after the Closing at the end of a lease year or tax fiscal year, as provided in the respective Leases, shall be prorated as of the Closing Date but Seller will pay Buyer its share thereof within 15 days after Buyer furnishes Seller the billing and substantiation thereof received from each respective lessor;

                   (ii) Payments owing by Seller under the Leases to merchants' associations or similar business promotion organizations;

                   (iii) Buyer shall pay Seller on the Closing Date





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for any security deposits held by lessors under the Leases, and the Seller's petty cash at each theatre;

                   (iv) Buyer shall pay Seller on the Closing Date its prorated share of confirmed prepaid expenses, if any, on Continuing Contracts and Leases assumed by Buyer at Closing, for which Buyer receives a benefit after Closing.

             (b) (i) Reduced admission tickets, group tickets or so-called other "discount tickets" (collectively "Discount Tickets") issued by Seller prior to the Closing Date and presented by customers for admission to the Theatres on or after the Closing Date shall be honored by Buyer but may be redeemed by Buyer from Seller for the amount shown on the Discount Ticket as the cost paid to Seller for such Ticket.

                    (ii) Seller shall also reimburse Buyer in the amount of any gift certificates issued by Seller prior to the Closing Date and used at the Theatres subsequent to the Closing Date, when, as and in the amount said gift certificates are redeemed, provided, however, Buyer shall not be obligated to honor any such gift certificate or discount ticket after one (1) year immediately following the Closing Date.

                    (iii) For the period not to exceed one (1) year after the Closing Date, Buyer covenants and agrees to be bound by all free admission passes distributed prior to the Closing Date by Seller or Seller's authorized agents to third parties. Also, Buyer agrees to honor the two lifetime passes issued in favor of Harold T. Spears and party and Mr. and Mrs. J. Lem Nevil, Jr.

                    (iv) Any monies which Seller shall owe Buyer for reimbursement for Discount Tickets and gift certificates that are presented for payment to Seller within a calendar month in the manner required herein shall be paid to Buyer by the 30th day of the next following calendar month.

              (c) General real property taxes and other Impositions imposed upon or assessed against the Property (and not otherwise payable by Seller as tenant under the Leases directly to the lessors thereunder or payable by such lessors without any obligation of payment on the part of Seller) shall be remitted to the collecting authorities by Seller if the same are due and payable on or before the Closing Date, and by Buyer if due and payable thereafter; provided, however, such real property taxes and other Impositions imposed upon or assessed against the Property for the current tax fiscal year in which the Closing Date occurs ("Proration Period") shall be apportioned and prorated between Seller and Buyer on and as of the Closing Date with Buyer bearing only the expense of that proportion of such Impositions that the number of days in the Proration Period following and including the Closing Date bears to 365. If the amount of any such taxes,





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assessments and other Impositions to be borne by the parties hereto, as above provided, is not ascertainable on the Closing Date, Seller shall pay to Buyer its share of the amount of such taxes, assessments or other Impositions within 15 days after receipt by Seller of the appropriate tax bill(s) evidencing the amount thereof.

              (d) Seller shall pay all utility costs in respect of the Leased Premises (except to the extent the lessors are liable therefor under the Leases or such costs are a part of a lease charge to be prorated pursuant to clause
(i) of paragraph (a) of this Section) incurred prior to the Closing Date, and those incurred thereafter shall be paid by Buyer. If the utility charges for the last utility period cannot be ascertained on the Closing Date, then at such subsequent date as all utility bills for such utility period have been obtained, the parties shall promptly pay their respective prorated amounts. Any deposits of Seller held by utility companies shall be returned to Seller, and Buyer shall be responsible for making its own deposits with the utility companies.

              (e) With respect to any percentage rent (as defined in the respective leases) payable under the Leases for the applicable Lease years thereunder during which the lease assignments occur, the percentage rent (taking into account any applicable credits or adjustments) shall be prorated between the Buyer and Seller such that each party shall pay when due that percent of the total percentage rent payable which equals such party's respective gross receipts (as defined in the respective Leases) divided by the total gross receipts for such lease year.

              (f) Seller and Buyer shall also make such other adjustments or apportionments with respect to the Property as may be necessary to carry out the intention of the parties hereto so that Buyer shall not be liable for matters accruing or occurring prior to the Closing Date and that Seller shall not be liable for matters accruing or occurring from and after the Closing Date and that Seller shall bear all of the expenses and burdens, and shall be entitled to all of the benefits and income, of and from ownership of the Property prior to the Closing Date and Buyer shall bear all such expenses and burdens and shall be entitled to all such benefits and income from and after the Closing Date.

              (g) The foregoing adjustments shall be determined and payment made from one party to the other (as the case may be) on the Closing Date to the extent they are known and agreed to by both parties; otherwise, such adjustments shall be determined as soon as possible after the Closing Date and the adjustments, if any, shall be determined and payment made by the party owing the adjustment to the other within 30 days after the adjustment is determined.

         2.05. Closing Date and Place.   The Closing of the transactions
contemplated by this Agreement shall take place at the





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offices of Carlos & Abbott, P. A., Suite 12150, 999 Ponce de Leon Boulevard,
Coral Gables, Florida 33134, at 12:00 Noon on March 17, 1995, or on such other date prior thereto as may be agreed by the parties hereto (the Closing Date).

         2.06.  Buyer's Performance at Closing.  At Closing, Buyer shall:

              (a) Pay and deliver by wire transfer the Purchase Price as shown on the Closing Statement. The Closing Statement shall be agreed upon by the parties, and executed on the Closing Date.

              (b) Deliver to Seller a Certificate of the Secretary of Buyer stating that this Agreement and other instruments and documents executed in connection herewith have been duly authorized by the Board of Directors of Buyer and setting forth the names, titles, signatures and attesting to the incumbency of those persons authorized to execute this Agreement and the instruments and documents executed in connection herewith. Copies of all resolutions pertaining to such authorization shall be attached to the certificate.

              (c) Certificate of Assumption. At Closing, Buyer shall execute a Certificate of Assumption in substantially the form attached hereto as Exhibit J, wherein Buyer shall agree to assume and hold Seller harmless from all liabilities arising out of Continuing contracts and the Leases arising on or after the Closing Date (the "Assumed Liabilities").

         2.07. Seller's Performance at Closing. At Closing, Seller will deliver to Buyer:

              (a) All bills of sale, substantially in form attached hereto as Exhibit E; assignments of licenses and permits (to the extent assignable), executory contracts, leases, warranty deeds and other real estate documents, easements and rights of way accompanied by certain covenants and endorsements as are necessary in order to effectively vest in Buyer good, indefeasible and marketable title to the Property free and clear of all encroachments, leases, tenancies, liens, encumbrances, mortgages, conditional sales and other title retention agreements, pledges, covenants, restrictions, reservations, easements and options except for the Permitted Liens;

              (b)  Actual possession and operating control of the Property;

              (c) A certificate of Seller, executed by an officer, certifying that the persons executing this Agreement and other documents consummating transactions contemplated by this Agreement have been duly and validly authorized by its Board of Directors so





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to do, and that except as set forth on Schedule 2.07 (c),  no consent or approval of any other person is necessary. Such certificate shall set forth the names, titles, and signatures and attest to the incumbency of those persons authorized to execute this Agreement and all Agreements, instruments and documents in connection herewith. Copies of all resolutions pertaining to such authorization shall be attached to the certificate;

              (d) Any and all consents of third parties necessary for the transfer and assignment of the Property, including, but not limited to, any required Landlords' Consents to the assignment of all Leases for the Theatres with no changes adverse to the Buyer in the terms and conditions thereof.

              (e) The properly executed Unconditional Guaranty and Reimbursement Agreement of MasTec, substantially in form attached hereto as Exhibit H.

              (f) The properly executed sublease for the Home Office of Floyd Theatres, Inc., presently occupied at 4226 Old Highway 37, Lakeland, Florida 33813, for a period not to exceed one (1) year, at a monthly rental of $500.00 per month.

         2.08. Seller's Performance At and After Closing. Seller hereby covenants and agrees that at or after the Closing, as required, Seller shall:

              (a) At the request of Buyer, take all action reasonably necessary to put Buyer in actual possession of the Property, and execute and deliver such further instruments of conveyance, sale, transfer and assignment, and take such other action as may be reasonably necessary to transfer to Buyer any of the Property and confirm the title of Buyer to the Property. Further, after Closing, should Seller be a necessary party in order for Buyer to exercise its rights with respect to the Property, Seller will take reasonable efforts, at Buyer's expense, to assist Buyer therein;

              (b) Pay when due and payable one-half (1/2) any governmental taxes or other governmental charges which may arise out of the transfer of the Property, including without limitation any transfer, documentary stamp tax, surtax, gross receipts, excise, title, and sales and use tax. The parties agree to cooperate in taking such steps as may be necessary or appropriate in order to take advantage of any exemptions from any such governmental taxes, or other charges which may be available with respect to the transfer of the Property;

              (c) Until April 30, 1996, provide Buyer access to any operating records, accounting records, correspondence, memoranda, and other records and data relating to the ownership or operation of the Property, which are in Seller's possession, and





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assist Buyer, at Buyer's expense, in the preparation of any financial statements and/or completion of any audit of financial statements that may be required to meet SEC Regulations;

              (d) At the request of Buyer, prosecute or otherwise enforce in Seller's name for the benefit of Buyer, any claims, rights or benefits that are being transferred to Buyer under this Agreement, and that require prosecution or enforcement in Seller's name. Any such prosecution or enforcement shall be at Buyer's expense, unless such prosecution or enforcement is made necessary by a material breach of this Agreement by the Seller, in which case such prosecution or enforcement shall be at Seller's sole expense;

              (e) Except for those liabilities expressly assumed by Buyer, hold Buyer harmless from all charges or liabilities incurred by the Seller prior to the Closing Date relating to the Property; and

              (f) Transfer or deliver to Buyer any and all cash remittances or property Seller may receive in respect of the Property relating to the periods after the Closing Date.

              (g) Provide to Buyer, as soon as possible after Closing, individual profit and loss statements on each Theatre for the period 5/1/94 through the Closing Date.

              (h) Continue to make the payments required, and otherwise comply with the terms and conditions of the Ford Leases; and, at or prior to the termination of each Ford Lease, pay the option price to purchase the property which is the subject matter of said lease, deliver bill of sale from Lessor to Buyer, and procure cancellation of Uniform Commercial Code-1 Financing Statements securing same.

         2.09. Buyer Does Not Assume Any of Seller's Liabilities or Obligations. Seller, at Closing, will transfer all of the Property to Buyer free and clear of any and all claims, liens, mortgages, options, charges, security interests, assignments, restrictions, easements, actions or demands or encumbrances whatsoever, except for:

              (a) Obligations arising after the Closing Date with respect to Continuing Contracts and Leases included in the Property as described on
Schedule 3.09 (a),

              (b)  Permitted Liens, and

              (c)  The post-closing prorated items included in Section 2.04.





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              Except as expressly set forth herein, or in any law applicable hereto, Buyer is not assuming any obligations or liabilities of Seller or of Seller's business or any liabilities attendant to any of the Property, whether known or unknown, liquidated or contingent.

                                  ARTICLE  III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         As a material inducement for Buyer's performance hereunder, Seller hereby makes the following representations and warranties, each of which (as qualified by all Exhibits and Schedules to this Agreement) is true and correct on the date of this Agreement, shall be true and correct on the Closing Date, except as otherwise disclosed by Seller to Buyer in a Schedule or Exhibit attached hereto, and shall survive the Closing and the transactions, contemplated by this Agreement for a period of twelve (12) months from the Closing Date, and shall be deemed to be independently relied upon by Buyer.

         3.01. Legal Status. Floyd Theatres, Inc. is a Delaware corporation, Tallahassee Theatres, Inc. is a Delaware corporation, and Floyd Theatres of Georgia, Inc. is a Georgia corporation. Each of said corporations is a corporation duly organized, validly existing, and in good standing under the laws of the State wherein incorporated. Each of said corporations has all requisite corporate power and authority to own its properties, to carry on its business, as now being owned and operated by it, to enter into this Agreement, and to perform its obligations hereunder.

         3.02.  Financial Data.

              (a) Schedule 3.02 (a) contains certain financial data of the Theatres for the year to date, periods ended 12-31-93 and 12-31-94.

              (b) Schedule 3.02 (b) contains the 90/10 house allowances for each screen included in the Theatres.

              (c) Schedule 3.02 (c) lists by auditorium for each of the Theatres the number of seats in each auditorium.

              (d) Schedule 3.02 (d) contains profit and loss statements on each of the Theatres for each month starting 2/1/94 and continuing through the month of the Closing Date.

              (e) Schedule 3.02 (e) contains the Floyd Theatres Information Memorandum dated October 1994.


              (f) The financial data is in accordance, in all material respects, with the books and records of the Seller, and except as stated therein presents fairly the results of operations of the Theatres for the respective periods indicated, subject to year end adjustments in the case of any interim statement.





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         3.03.  Absence of Specified Changes.  Since November 1994, there has not been any, except as otherwise provided below:

              (a) Transaction by Seller with respect to the Property except in the ordinary course of business as conducted on that date, except as set forth on Schedule 3.03 (a).

              (b) Debt, obligation or liability (whether absolute or contingent) incurred by Seller which will not be discharged at or before Closing (whether or not presently outstanding), which creates a lien upon or otherwise encumbers the Property;

              (c) Mortgage, pledge or other encumbrance of any of the Property, except for Permitted Liens;

              (d) Sale, lease, abandonment or other disposition of any of the Property, excluding inventory;

              (e) Labor dispute, strike, work stoppage, or any other occurrence, event or condition of a similar nature which impacts the Property which materially impacts Buyer's ability to operate the Property;

              (f) Amendment or termination of any material contract, Lease, agreement or license included in the Property to be assigned to Buyer in which Seller is a party;

              (g) Agreement, other than this Agreement, by Seller to do any of the acts described in this Section 3.03;

              (h) Except as set forth on Schedule 3.24, arrangement for discount, promotional or prepaid tickets, or admission passes or other similar arrangement not in the ordinary course of business of Seller, or for which Seller shall reimburse Buyer.

        3.04. Tax Returns. Except with respect to real and personal property taxes payable after the date hereof, and except as set out on Schedule 3.04, all known taxes, including without limitation, income, property, ad valorem, sales, use, franchise, gross receipts, added value, employees income withholding and social security taxes imposed by the United States, by any state, municipality, other local government or other subdivision or instrumentality of the United States, or by any other taxing authority, that are due or payable by the Seller prior to the Closing, and all interest and penalties thereon, whether disputed or not, which would result in the imposition of a lien, claim or encumbrance on the Property or against the Buyer have been paid in full, all tax returns required to be filed in connection therewith have been accurately prepared and duly and timely filed, or subject to a valid extension, and all deposits required by law to be made by Seller with respect to employees withholding taxes have been duly made. Seller is not delinquent in the payment of any tax, assessment, or governmental charge or deposits which would result in the imposition of a lien, claim or encumbrance on the Property or against the Buyer, and has no tax, deficiency or claim outstanding, proposed or assessed against it, and to the best of Seller's knowledge, there is no basis for any such deficiency or claim, which would result in the imposition or any lien, claim or encumbrance on the Property or against the Buyer.

         3.05. Authorization. The execution and delivery of this Agreement by Seller, and the consummation by Seller of the transactions contemplated by this Agreement have been or will be duly and validly authorized, and no further corporate authorization is necessary on the part of Seller.


         3.06.  Governmental Notifications and Consents.  Except as set forth on
Schedule 3.06, no material notification, consent, authorization, order of approval of, or filing or registration with any governmental commission, board or other regulatory body, is required for or in connection with the execution and delivery of this Agreement by Seller, and the consummation by Seller of the transactions contemplated hereby.

         3.07.  Compliance with Other Instruments.   Except as specifically
disclosed in Schedule 3.07 to this Agreement, and except such instruments as will be discharged or in respect of which consents or waivers will be obtained at or before Closing, the execution and delivery of this Agreement, and the consummation of the transactions of the Seller contemplated by this Agreement will not result in or constitute any of the following: (i) an event that would permit any party to terminate any agreement, or to accelerate the maturity of any indebtedness, or other obligation by which any of the Property may be bound or affected, or (ii) a breach, violation, or default, or an event that with notice or lapse of time, or both, would constitute a breach, violation or default under the Articles of Incorporation or By-Laws of Seller, or any lease, assignable license, Continuing Contract, or (iii) a violation of any order, writ, injunction or decree of any court, administrative agency or governmental body, or (iv) an event which would result in the creation or imposition of any lien, charge or encumbrance on any of the Property.

         3.08. Personal Property. The Seller has good and marketable title to all Personal Property included in the Property, free and clear of all liens, claims, charges, security interests, and other encumbrances of any kind or nature, except for the Permitted Liens. All of the Seller's machinery, furniture and equipment included in the Property is located on the premises of the Theatres, and is set forth on Exhibit "B".


         3.09.  Real Property.

               (a) Schedule 3.09 (a) contains a true and correct description of all real property owned by Seller which is included in the Property, including all structures located thereon. Seller has good and marketable title to said real property, free and clear of all mortgages, liens, charges and encumbrances, except for permitted Title Exceptions.

              (a) The documents described in Schedule 3.09 (a) contain a true and correct description of all real property leased to the Seller included in the Property, including, to best of Seller's knowledge, the correct name, street address and telephone number of the Landlord. Each of the leases included in the Property disclosed in said Schedule is in full force and effect, and, except as set forth on said Schedule, Seller has received no written notice of any existing defaults or events of default, real or claimed, or events which with notice or lapse of time, or both, would constitute defaults, the consequences of which, severally or in the aggregate, would have a material adverse affect on the business or operations of the Seller relating to or being carried on at the real property in question. Except for the requirement that Seller obtain the valid and binding consents pursuant to Sections 2.07 (d) and 4.08, the continuation, validity and effectiveness of those leases will in no way be affected by the transactions contemplated by this Agreement.

              (b) Seller has received no written notice that the improvements on the real estate, leased to or used by the Seller do not conform in all material respects to all applicable federal, state and local laws, zoning and building ordinances, and health and safety ordinances, and the property is zoned for the various purposes for which the real estate and improvements thereon are presently being used.

              (c) Seller has received no notice that the improvements on the real estate owned by, leased to, or used by Seller do not conform in all material respects to all applicable federal, state and local laws, zoning and building ordinances, and health and safety ordinances, and the property is zoned for the various purposes for which the real estate and improvements thereon are presently being used.

         3.10. Licenses, Permits and Trademarks. Schedule 3.10 lists all trade names used by the Seller exclusively in the operation of the Property. The Seller has all governmental permits, licenses, and similar authorities presently issued or granted to or used by the Seller and which are material to
the conduct of its business in the Theatres.   The Seller has not received
written notice that its use of any such trade names violates or infringes upon any rights claimed therein by third parties.


         3.11. Insurance. Schedule 3.11 contains a list and brief description of the policies of fire, liability, and other forms of insurance (except title insurance) owned or held by the Seller, regarding the Property. The properties and business of the Seller, consisting of the Theatres, of an insurable nature are insured to the extent and against such risks customarily insured against by corporations of similar size and in similar businesses, as required by the terms of the Leases of the Theatres to which the Seller is a party. All policies listed on
Schedule 3.11 will be outstanding and duly in force on the Closing Date. The Seller is not now, and on the Closing Date will not be in default regarding the provisions of any such policies, and has not and shall not have failed to give any notice or present any claim thereunder in due and timely fashion. Buyer will procure its own insurance as of the Closing Date, and is not relying upon Seller's determination of the sufficiency of the policies listed on Schedule 3.11.

         3.12. Defaults. Except as set forth on Schedule 3.12, there is no default or claim or purported or alleged default, or state of facts (including any facts which will exist as a result of the consummation of and performance under this Agreement), which, with notice or lapse of time, or both, would constitute a default in any material obligation on the part of the Seller to be performed under any Continuing Contract or agreement which affects the operation of the Property, and those contracts or agreements set out on
Schedule 3.17. The Seller has in all respects performed, and on the Closing Date shall have performed, all obligations required to be performed by it under any such material contract or agreement, and Seller has not waived any right under any such material contract or agreement.

         3.13. Litigation. Except as set forth on Schedule 3.13, Seller has received no written notice of any actions, suits, investigations or proceedings (whether or not purportedly on behalf of the Seller) to which the Seller is a party, and which any of the Property is or may be subject, pending or to the best of Seller's knowledge threatened against or affecting the Seller, or any of the Property, at law, in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

         3.14.  Compliance with Laws.  Except to the extent disclosed in
Schedule 3.14, (i) the Seller has not been notified in writing that it has failed to comply in any respect with, or is in default in any respect under any laws, ordinances, requirements, regulations or orders applicable to its operation of the Theatres; (ii) to the best of Seller's knowledge, Seller is not subject to any judgment, order, writ, injunction or decree that adversely affects, or might in the future reasonably be expected to adversely affect its operation of the Theatres; (iii) to the best of Seller's knowledge, Seller is not now, and on the Closing Date will not be in default concerning any order, writ, injunction or decree of any federal, state, municipal court or any other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign with respect to the Theatres, and, to the best of Seller's knowledge, there is no investigation pending or, to the best of Seller's knowledge, threatened against or affecting the Seller by any state or federal governmental agency, and Seller has not received written notice of any investigation pending or threatened against or affecting the Seller by any state or federal governmental agency, department or instrumentality that would adversely affect Buyer's operation of the Theatres after the Closing Date.

         3.15. Brokers and Finders. Other than Seller's retention of Lazard Freres & Co., who has been employed by Seller, and shall be paid by Seller, neither Seller nor any of its officers, directors or employees have employed any broker, agent or finder, or incurred any liability for any brokerage fees, agent's commissions or finder's fees concerning the transactions contemplated hereby.

         3.16.  Labor Matters.

              (a) Seller is not a party to and has no obligations under any agreement, collective bargaining or otherwise, with any party regarding the rates of pay or working conditions of any of the Theatre Level Employees of Seller, nor is obligated under any agreement to recognize or bargain with any labor organization or union on behalf of any of said employees regarding the operation of the Theatres, other than as shown on Schedule 3.16 (a);

              (b) Regarding Seller's operation of the Theatres, to the best of Seller's knowledge, there is no organization activity among any of Seller's employees, and neither the Seller nor any of its officers, directors, employees or agents has currently been charged or notified of or to the best of Seller's knowledge threatened with the charge of any unfair labor practice;

              (c) Regarding Seller's operation of the Theatres, Seller has not been notified that it has failed to comply with any applicable federal and state laws and regulations concerning the employer/employee relationship, and with any of its agreements relating to the employment of its Theatre Level Employees including, without limitation, regulations or agreement provisions relating to wages, bonuses, employment practices, hours of work, and the payment of Social Security taxes, other than as shown on Schedule 3.16 (c). Regarding Seller's operation of the Theatres, to the best of Seller's knowledge, Seller is not liable, except in the ordinary course of business, for any unpaid wages, bonuses or commissions or any tax, penalty, assessment or forfeiture for failure to comply with any of the foregoing; and

              (d) The Buyer shall not be liable to Seller or Seller's employees for any contractually or legally required severance payments or accrued and unpaid employee benefits, to which Seller's employees are entitled based on services rendered to Seller prior to the Closing, including, but not limited to, pension and profit sharing plans, vacation pay, sick pay, longevity bonuses, commissions or merit bonuses, and Seller shall indemnify and hold Buyer harmless from any and all damages, costs and expenses (including attorneys fees) associated with such payments or benefits which accrue prior to Closing.

         3.17.  Contracts and Commitments.

              (a) Schedule 3.17 (a) contains a list of any of the following contracts or commitments regarding Seller's operation of the Theatres to which Seller is a party or by which Seller benefits, which are not terminable by Seller at will, without penalty, and which are not listed or described in any other Schedule, and for which Buyer will have any liability whatsoever: (i) Oral or written contracts or commitments for the employment of any Theatre Level Employee, including any severance or other termination provisions with respect to such employment; (ii) oral or written contracts with or commitments to any labor union or any other agreements, amendments, supplements, letters or memoranda of understanding with any labor union or other representative of Theatre Level Employees; (iii) oral or written contracts for the purchase, sale, production or supply, whether on a continuing basis or otherwise, of goods or services of any type; (iv) oral or written distributor, sales agency or vendor contracts or subcontracts or any franchise or license agreement; (v) oral or written advertising contracts or commitments; (vi) employee benefit plans, and to the extent not included, any other bonus, vacation, pension, profit sharing, retirement, disability, stock purchase, stock option, health, hospitalization, insurance or similar plan or practice, formal or informal, in effect concerning Theatre Level Employees, for which Buyer will have any liability whatsoever; (vii) any continuing contract or commitment for the purchase, use, or leasing of materials, supplies, inventory, motion pictures, equipment or services not terminable without penalty on less than thirty (30) days notice by Seller; (viii) any contracts, leases, agreements, commitments, quotas, restrictions or trade conditions upon which the Property depend or are materially affected; (ix) oral or written agreements for the employment of any agents, finders, brokers, booking agents, advertising agents or independent contractors involving payment by Seller of salary, commissions or other amounts under or in respect of such agreement; (x) oral or written contracts or commitments for the acquisition (by lease, purchase or otherwise) of theatres, theatre sites, or other interest in real estate, construction of any buildings or fixtures, the expansion or remodeling of any of Seller's existing theatres, and the operation and management of theatres for, on behalf of, or in partnership with other persons or entities; and (xi) any other material contracts or commitments not otherwise specified above.

              (b) Each of the contracts listed in Schedule 3.17 (a) or described in this Section, but which is included in any other Schedule, is in full force and effect, and, to the best of Seller's knowledge, there are no existing defaults or events of default, real or claimed, or events which with notice or lapse of time, or both, would constitute defaults, the consequences of which, severally or in the aggregate, would have a material adverse effect on Seller's operation of the Theatres. Except as reflected in such Schedules, the continuation, validity and effectiveness of such contracts, and all other material terms thereof, will in no way be affected by the transactions contemplated by this Agreement.

              (c)  Except as set forth on Schedule 3.17 (c), the

Theatres are not subject to any screen advertising or credit card acceptance agreements.

              (d) Except as set forth on Schedule 3.17(d), Seller has no Guaranteed Film Contracts with respect to the Theatres.

         3.18.  AS IS - WHERE IS.    Seller shall transfer all of the Property
to Buyer in AS IS - WHERE IS condition, and, with the exception of warranty as to title, no other representation or warranty whatsoever as to condition or fitness for a particular purpose is made or implied.

         3.19.  Employee Benefit Plans.

              (a) Except as set forth on Schedule 3.19 (a), there are no Theatre Level Employee benefit plans, (as defined in Section 3 (3) of ERISA, including employee pension benefit plans, as defined in Section 3 (2) of ERISA, maintained by Seller, or under which Seller has any present or future obligation or liability, or under which any employee of Seller has any present or future rights to benefits) for which Buyer will have any liability whatsoever.

              (b)  There are no welfare plans, other than as set forth on
Schedule 3.19 (b), as defined in Section 3 (1) of ERISA covering Theatre Level Employees of Seller for which Buyer will have any liability whatsoever.

         3.20. Authority. This Agreement constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, or other laws affecting creditor rights generally, or as may be modified by a court of equity, in an action for specific performance. Neither the execution and delivery of this Agreement by Seller, nor the consummation of the transactions contemplated hereby will violate any provisions of the Articles of Incorporation or Bylaws of Seller, or any law or any order of any court, or any governmental unit to which Seller is subject, nor will such execution, delivery or consummation conflict with, or result in a breach of, or constitute a default under any indenture, mortgage, lease, agreement or other instrument to which Seller is a party, or by which any of them is bound, or result in the creation of any lien, charge or encumbrance upon Seller's assets or properties, or result in acceleration of the maturity of any payment date of any of Seller's obligations, or increase or materially and adversely affect the obligations of Seller thereunder to which the Property is subject.

         3.21. Accuracy of Information. No representation or warranty of, or any information provided to Buyer by Seller in this Agreement, or in any statement, certificate or schedule furnished by Seller pursuant hereto, or in connection with the transactions contemplated hereby, contains, or on the Closing Date will contain, any untrue statement of a material fact, or omits, or on the Closing Date will omit, to state any material fact necessary in order to make the statements contained therein not misleading, and all such statements, information, representations, warranties, certificates and schedules shall be true and complete on and as of the Closing Date as though made on that date, except to the extent otherwise disclosed by Seller to Buyer on a Schedule or Exhibit attached hereto. To the extent same are in Seller's possession, true copies of all Leases, Continuing Contracts, labor agreements, and other instruments (necessary to the Buyer in operation of the Property) listed on or referred to, or otherwise related to any item referred to in the Schedules, delivered or furnished to the Buyer pursuant to this Agreement have been delivered or have been made available, or will upon request be made available for inspection by the Buyer. Buyer shall be entitled to rely upon the accuracy of all such written information in the preparation of its filings with the Securities and Exchange Commission. Seller shall immediately notify Buyer of any inaccuracies or omissions in any of such information previously supplied to Buyer, of which Seller becomes aware.

         3.22. Claims. Except for claims arising under or in connection with this Agreement, Seller does not nor on the Closing Date will have, any claims of any nature, whether asserted or unasserted, against Buyer.

         3.23.  Environmental Matters.   To the best of the actual knowledge of
Seller, except items normally found in motion picture theatres generally, such as cleaning supplies, no Hazardous Waste, Hazardous Substances and Hazardous Materials, as said terms are described under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") (hereinafter "Waste Material"), and all other applicable environmental laws, exist, were stored or disposed of on the Property to be conveyed or assigned hereunder during the period Seller was in possession of said Property to be conveyed or assigned hereunder, other than material which may have been temporarily stored thereon and removed prior to Closing, except as specifically disclosed in Schedule 3.23 to this Agreement. To the best of the actual knowledge of Seller, Seller has no knowledge or reason to believe that Waste Material from any source was stored or disposed of on the Property to be conveyed or assigned at any time other than material which may have been temporarily stored thereon and removed prior to Closing. To the best of the actual knowledge of Seller, Seller has at no time generated, stored or disposed of Waste Material, including, but not limited to, asbestos, PCBs, and urea formaldehyde foam insulation, as defined in CERCLA, the Hazardous Material Transportation Act, 49 USC 1801, et. seq., as amended; the Clean Air Act, 42 USC 7401, et. seq., as amended; the Clean Water Act, 33 USC 1251, et. seq., as amended; the Toxic Substances Control Act, 15 USC 2601, et. seq., as amended; the Resource, Conservation and Recovery Act, 42 USC 6901, et. seq., as amended; and the Rivers and Harbor Act, 33 USC 401, et. seq., as amended; or any other federal and/or state environmental statute, except to the extent such Waste Material, and their place of generation, interim or final storage, and site of disposal are identified on Schedule 3.23 to this Agreement. To the best of the actual knowledge of Seller, no aboveground or underground storage tanks are located on any of the Property to be conveyed or assigned hereunder.

         3.24. Discounts and Gift Certificates.  Except as set forth on
Schedule 3.24, there are not outstanding any discount or promotional tickets, gift certificates, prepaid tickets or admission passes or any other arrangements allowing the holder thereof to reduced or free admission to any of the Theatres.

         3.25. No Representations of Warranties Implied. Other than as specifically set forth in this Agreement, Seller is giving no representations or warranties, and none shall be implied.

         3.26. Information Provided by Schedules. Any information provided in one schedule shall be deemed to have been provided for all schedules.


                                   ARTICLE IV
                      OBLIGATIONS AND COVENANTS OF SELLER

          Seller covenants and agrees with the Buyer that the fulfillment of each of the following obligations and covenants constitutes a condition precedent to the obligations of the Buyer to close hereunder:

         4.01. Conduct of the Operation of the Theatres Prior to the Closing Date. Except to the extent that the Buyer shall otherwise consent in writing from the date hereof to the Closing Date, the Seller shall:

              (a) Operate the Theatres substantially as presently operated, and only in the ordinary course, and use its best efforts to preserve intact its good will and reputation, as regards the Theatres, and to preserve its relationships with persons having business dealings with it, with respect to the Theatres, consistent with past business practices;

              (b) Maintain all of the Theatres in normal operating order and condition, reasonable wear and use excepted;

              (c) Comply with all laws materially applicable to the operation of the Theatres, the failure of which will result in a material injury to the said operation.

         4.02. Access and Information. Unless this Agreement is sooner terminated, from the date hereof through April 30, 1996, Seller, at Buyer's expense, shall afford to the Buyer, its counsel, accountants and other representatives, upon reasonable notice, free and full access to all the offices, properties, books, contracts, commitments and records of the Seller, as pertains to the Theatres, and furnish such persons with all information, (including financial and operating data) concerning the affairs as they reasonably may request, including copies and extracts of pertinent records, documents and contracts, as pertains to the Theatres. The Seller shall assist the Buyer, its counsel, accountants and representatives in their examination of such Seller's books and records.

         4.03. Notification of Changes. Between the date hereof and the Closing Date, Seller shall promptly notify Buyer in writing of any adverse change in the method of conducting the Seller's operations, any damage to or loss of any property, or amount of property used in the operation of the Theatres, or the institution of, or the known threat of institution of legal proceedings against the Seller regarding or affecting the operation of the Theatres, or the status or conduct of material legal proceedings, including investigations by any governmental agency against the Seller which may affect the operation of the Theatres.

         4.04. Certain Acts Prohibited. Between the date hereof and the Closing Date, Seller, without the prior written consent of Buyer, shall not:

              (a) Encumber or permit the encumbrance of the Property, except for Permitted Liens;

              (b) Dispose of or contract to dispose of any of the Property; except for replacements or substitutes in the ordinary course of business (but will not sell any of the Theatres).

                 (c) Except film contracts entered into in the ordinary course of business, other than Guaranteed Film Contracts, enter into any agreement regarding the Theatres that is not cancelable by the Seller without penalty upon notice of thirty (30) days or less;

                 (d) Regarding the Theatres, enter into any lease or contract for the purchase, lease or acquisition of real estate, or any lease or except in the ordinary course of business contract for the purchase, lease or acquisition of personal property;

                 (e) Grant any increase in rates of pay for Theatre Level Employees of the Theatres.

         4.05. Insurance. From and after the date hereof and through the Closing Date, the Seller will maintain all of its insurance policies regarding the Property in effect as of the date hereof; and all property shall be used, operated, maintained and repaired in a normal business manner, and in accordance with provisions of such insurance policies relating thereto.



         4.06.  No Default.   The Seller  will not at any time after the date
hereof and through the Closing Date do any act or omit to do any act, or knowingly permit any act or omission to act, that would cause a material breach of any Continuing Contract, lease, employment contract or collective bargaining agreement regarding the Theatres.

         4.07. Compliance with Laws. At all times after the date hereof and through the Closing Date, the Seller will, in all material respects, comply with all applicable laws, which may be required for the consummation of the transactions contemplated hereby.

         4.08. Consent of Others. To the extent that the consummation of the transactions provided for herein requires the consent of a third party, whether to avoid the occurrence of an event of default under any contract, license, lease or agreement by which the Property are bound or otherwise, the Seller shall use reasonable efforts to obtain any such consent prior to the Closing Date. Specifically, Seller shall use reasonable efforts to obtain any and all consents required and necessary in order to validly and effectually transfer and assign each of the leases of real property set forth on Schedule 3.09, without change in the terms and conditions thereof, on which the Theatres are operated by Seller, and are to be transferred to Buyer.

         4.09. No Shopping. From and after the date hereof and until the Closing, the Seller will not, directly or indirectly, through any officer, director, agent, broker or otherwise (i) solicit, initiate or encourage submission of proposals or offers from any third party relating to any acquisition or purchase of the Property, or (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to any of the foregoing, or (iii) otherwise cooperate in any way with, or assist, or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. The Seller acknowledges that Buyer is relying on this covenant as a basis for incurring expenses and executive time and effort in proceeding in good faith towards the consummation of the purchase hereunder; accordingly, Buyer shall be entitled, in addition to such legal relief as it may have available to it, to equitable relief (including without limitation injunctive and specific performance relief) in the event of a violation of this covenant, it being acknowledged that the Property represents a unique investment opportunity.

         4.10. Covenants Not to Compete. Seller shall enter into an agreement with Buyer to be in substantially the form attached as Exhibit "F" hereto.

         4.11. Termination of Employees. On or before the Closing Date, Seller shall terminate all of its Theatre Level Employees.


                                   ARTICLE V
                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

         The obligations of the Buyer to consummate the transactions provided for herein are, at the option of the Buyer, subject to the satisfaction in all material respects of the following conditions precedent on or prior to the Closing Date.

         5.01. Compliance by Seller. All the terms, covenants and conditions of this Agreement to be complied with and performed by the Seller on or before the Closing Date shall have been fully complied with and performed.

         5.02. Representations and Warranties of Seller. The representations and warranties of Seller contained herein and in the Schedules, Exhibits and certificates delivered pursuant hereto, or in connection with the transactions as contemplated hereby shall be true and correct on and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of that date, and Buyer shall have received a certificate dated the Closing Date signed by the Seller stating that all such representations and warranties are true and correct. On the Closing Date such representations and warranties will not contain, any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements contained therein not misleading, and all statements, information, representations and warranties of Seller to Buyer contained herein and in the Schedules, Exhibits and certificates delivered pursuant thereto shall be true and complete on and as of the Closing Date as though made on that date. True copies of all available leases, agreements, plans, Continuing Contracts and other instruments listed on or referred to, or otherwise related to any item referred to in the Schedules and Exhibits, delivered or furnished to the Buyer pursuant to this agreement have been delivered or have been made available, or will upon request be made available for inspection by the Buyer.

         5.03. No Material Adverse Change. Except as otherwise fully and adequately disclosed in this Agreement or on Schedule 5.03 hereto and except for changes affecting the motion picture exhibition business generally, there shall not have been any material adverse change in the operation of the Theatres comprising the Property between execution hereof and the Closing Date, and the Seller shall have delivered to Buyer a certificate signed by the Seller dated the Closing Date, to such effect.

         5.04. Approval of Legal Matters. All actions, proceedings, instruments and documents reasonably necessary or reasonably appropriate to Buyer, or its counsel, to effectuate this Agreement and the consummation of the transactions contemplated hereby, or incidental thereto shall have been approved by such counsel.


         5.05. Litigation. No suit shall, at the Closing Date, be pending or threatened before any court, governmental agent, bureau, board or other authority in which the transactions contemplated by this Agreement are sought to be restrained.

         5.06. Condition of Property and Risk of Loss. On the Closing Date, all of the Property including equipment, furniture and fixtures located in the Theatres shall be substantially in the same condition as at the close of business on the date hereof except for:

                 (a)  Ordinary use and wear thereof;

                 (b) Changes occurring in the ordinary course of business between the date hereof and the Closing Date.

         5.07. Uniform Commercial Code Searches; Title Insurance. The Buyer shall have received Uniform Commercial Code Searches (conducted by Buyer at Buyer's expense through a date reasonably proximate in time to the Closing
Date) of filings made pursuant to Article 9 thereof in all jurisdictions where the Theatres are located, which searches shall be in form, scope and substance reasonably satisfactory to Buyer and its counsel, and which shall not disclose any liens, security interests or encumbrances not disclosed in a Schedule. Buyer shall, at Buyer's expense, cause an examination to be made of the Seller's title to the leased premises upon which the Theatres are located and such title examination shall only disclose the Permitted Title Exceptions. Further, Buyer shall have received irrevocable commitments from Mid-South Title/Lawyers Title, Chicago Title Insurance Company, Commonwealth Land Title Insurance Company, Lawyers Title of North Carolina or Lawyers Title Insurance Corporation to issue their standard form ALTA extended coverage policy of title insurance, dated as of the Closing Date.

         5.08. Consents. Seller shall have delivered to Buyer the written consent of third parties referred to in Section 2.07 (d), which consent shall be in substantially the form, scope and substance of the Landlord's estoppels attached hereto as Exhibit "G".

         5.09. Seller shall have delivered to Buyer an agreement with the Landlord of the Brandon Twin Theatre, Brandon, Florida, which shall extend the present term of said lease for a minimum of an additional five (5) years, with no change in the terms and conditions of said lease.

         5.10. Seller shall have closed, and covenants and agrees that it shall not reopen, nor allow any third party to reopen Seller's drive-in located in Dade City, Florida.



                                   ARTICLE VI
                        FIRE, CONDEMNATION AND INSURANCE

         6.01.  Fire, Condemnation and Insurance.

                 (a) If, prior to the Closing Date, all or a part of the Property shall be destroyed or damaged by fire or any other casualty, or if all or a part thereof shall be condemned, in whole or in part, by governmental or other lawful authority, neither Seller nor Buyer shall have any liability for any such destruction, damage or condemnation and Buyer shall have the option of
(i)
completing the purchase without adjustment in the Purchase Price, in which event Seller shall comply with its obligations set forth in paragraph (b) of this Section, or (ii) canceling this Contract and all obligations of Seller and Buyer hereunder; provided, however, Buyer may not elect to exercise the option set forth in clause (ii) if the Property shall be damaged or destroyed by fire or other casualty covered by Seller's Required Insurance, (as defined in paragraph (c) of this Section) and the cost to repair or replace such damaged or destroyed Property shall not exceed $250,000 in the aggregate provided Seller complies with its obligations under paragraphs (b) and (c) of this Section. Buyer shall exercise one of the aforesaid two options by giving notice to Seller within 10 days after the giving of notice by Seller to Buyer of the occurrence of the damage or destruction or condemnation, and the failure of Buyer to give any notice within said 10 day period shall constitute an election by Buyer not to cancel this Contract.

                 (b) In the event of damage to or destruction of the Property or a condemnation thereof and this Contract is not terminated as provided in paragraph (a) of this Section, Seller shall have no obligation to restore or repair the same and Buyer shall accept the same in its then condition at Closing, but Seller shall pay to Buyer, at Closing, all insurance or condemnation proceeds received by Seller with respect to such loss or taking, plus the amount of any deductible under any Required Insurance.

                 (c) Prior to the Closing Date, Seller shall maintain in full force and effect on the Property damage insurance coverage ("Required Insurance"), as presently in effect, a description of which is set forth on
Schedule 3.11 hereto.

                                  ARTICLE VII
                        REPRESENTATIONS, WARRANTIES AND
                              OBLIGATIONS OF BUYER

         The Buyer represents and warrants to the Seller as follows:

         7.01. Organization in Good Standing. The Buyer is a corporation duly organized and existing, and in good standing under the laws of the State of Delaware, and has full corporate power to carry on its businesses, to own and operate its properties and assets, and to consummate the transactions contemplated by this Agreement.


         7.02. Authority. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Buyer; no further corporate action of any nature is required pursuant to the Articles of Incorporation and By-Laws of the Buyer; and this Agreement constitutes the valid and binding obligations of the Buyer, except as may be limited by bankruptcy, insolvency, or other laws affecting creditors rights generally, or as may be modified by a court of equity in an action for specific performance. The execution, delivery and performance of this

Agreement will not violate or result in default under any provision of the Articles of Incorporation or By-Laws of the Buyer, or any material commitment, indenture, license or other obligation to which the Buyer is a party, and will not, to the best knowledge of the Buyer, contravene any law, rule or regulation of any administrative agency or governmental body or any other order, writ, injunction or decree of any court, administrative agency or governmental agency applicable to the Buyer.


         7.03. Claims. Except for claims arising under or in connection with this Agreement, Buyer neither has nor on the Closing Date will have any claims of any nature, whether asserted or unasserted, against Seller.


         7.04.  Governmental Notifications and Consents.  Except as set forth on
Schedule 7.04, no material notification, consent, authorization, order of approval of, or filing or registration with any governmental commission, board or other regulatory body, or any other party, is required for or in connection with the execution and delivery of this Agreement by Buyer, and the consummation by Buyer of the transactions contemplated hereby.


         7.05. Buyer's Indemnity for Seller's Continuing Liability under Leases. Buyer hereby covenants and agrees that it shall indemnify and hold harmless Seller from any and all claims, actions, damages and other liabilities to any person arising out of Buyer's occupancy or operation of the Premises demised by the Leases or Buyer's failure to comply, from and after the Closing Date, with the terms and conditions of the Leases to be assigned to Buyer at Closing upon which Seller is not released by the applicable Landlord.


         7.06. Litigation. No suit shall, at the Closing Date, be pending or threatened before any court, governmental agency, bureau, board or other authority in which the transactions contemplated by this Agreement are sought to be restrained.

                                 ARTICLE VIII
                 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

         The obligations of the Seller to consummate the transactions provided for herein are subject to the satisfaction, in all material respects, of the following conditions precedent on or prior to the Closing Date:

         8.01. Compliance by the Buyer. All the terms, covenants and conditions of this Agreement to be complied with and performed by the Buyer on or before the Closing Date shall have been fully complied with and performed in all material respects.

         8.02. Representations and Warranties of the Buyer. The representations and warranties of the Buyer contained herein shall be true and correct, on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, and the Buyer shall have furnished to the Seller a certificate dated the Closing Date and signed by the President or Vice President and Secretary of the Buyer to such effect.

         8.03. Litigation. No suit shall, at the Closing Date, be pending or threatened before any court, governmental agent, bureau, board or other authority in which the transactions contemplated by this Agreement are sought to be restrained, or in connection with which damages or other relief is sought, or in which any material claim shall be asserted against the Buyer regarding the Theatres not disclosed herein, or in the Schedules or Exhibits delivered hereto.

         8.04. Approval of Legal Matters. All actions, proceedings, instruments and documents reasonably necessary or reasonably appropriate to Seller, or its counsel, to effectuate this Agreement and the consummation of the transactions contemplated hereby, or incidental thereto shall have been approved by such counsel.

         8.05. Landlord Consents. All Landlord consents required hereunder or under the Leases have been obtained.


                                   ARTICLE IX
                                  TERMINATION


         9.01. Right of Termination. This Agreement and the transactions contemplated by this Agreement may be terminated at any time prior to the Closing Date:

                 (a) By the mutual consent of the Board of Directors of Buyer and the Boards of Directors of Seller;

                 (b) By the Board of Directors of Buyer in the event the conditions set forth in Articles IV and V of this Agreement shall not have been satisfied or waived by the Closing Date.

                 (c) By the Boards of Directors of Seller in the event that the conditions set forth in Articles VII and VIII of this Agreement shall not have been satisfied or waived by the Closing Date.

                 (d) By either of the Boards of Directors of Buyer or the Seller if any action or proceeding before any court or other governmental body or agency shall have been instituted in good faith by an unrelated third party
(i) to restrain, modify or prohibit the transaction contemplated by this Agreement, (ii) to recover damages from Buyer or Seller if such action or proceeding, directly related to this Agreement, could result in the imposition of a material liability against or affecting the business or properties of the Buyer or the Seller in the opinion of the party seeking to terminate this agreement, or (iii) to force Buyer or the Seller to take any action that would have a material and adverse effect on the business or properties of Buyer or Seller, directly related to this Agreement, in the opinion of the party seeking to terminate this Agreement unless either the Buyer or the Seller causes such action or proceeding to be dismissed on or prior to the Closing Date.

                 (e) By either party in the event Closing does not take place on or before March 17, 1995.

         9.02. Notice of Termination. Notice of termination of this Agreement, as provided for in this Article, shall be given by the parties so terminating to the other parties hereto, in accordance with the provisions of Section 11.08 of this Agreement.

         9.03. Effect of Termination. In the event that this Agreement is terminated, this Agreement shall become void, and of no further force and effect, without liability of any party to any other party.


                                   ARTICLE X
                     PARTIES' AGREEMENT TO CROSS-INDEMNIFY


         10.01. Agreement to Indemnify. Subject to the terms and conditions of this Article X, each party (the "Indemnifying Party") agrees to indemnify, defend and hold the other party (the "Indemnified Party) harmless from and against all claims asserted against, imposed upon or incurred by the other party by reason of, or resulting from:

                 (a) A breach or non-fulfillment of any warranty, or any material inaccuracy of any representation contained in, or made pursuant to this Agreement, or

                 (b) A breach or non-fulfillment of any covenant or agreement, other than a representation or warranty, contained in or made pursuant to this Agreement; or

                 (c)  Any undisclosed liability;

                 (d)  Buyer's breach of Assumed Liabilities.

         10.02. Conditions of Indemnification. Obligations and liabilities of the Indemnifying Party hereunder with respect to claims shall be subject to the following terms and conditions:

                 (a) The Indemnified Party shall give the Indemnifying Party notice of any claim promptly after the Indemnified Party receives notice thereof, and to the best of

Indemnified Party's knowledge advise Indemnifying Party which representation and warranty, covenant or agreement set forth herein said claim violates (in no event more than thirty (30) days after Indemnified Party receives such notice), and the Indemnifying Party will undertake the defense thereof by representatives of their own choosing satisfactory to Indemnified Party. All costs and expenses of such defense (including reasonable fees of counsel), and any settlement or compromise resulting from the defense of any claim will be paid by the Indemnifying Party. Except as to claims not seeking payment of money, Seller shall not be obligated to so save, defend, indemnify and hold Buyer harmless from and against, and shall not be obligated to pay or reimburse Buyer for any claims, demands, causes of action, liabilities or expenses arising out of or relating in any way to the ownership or use of the Property or the Premises (collectively the "Claims") as herein set forth unless and to the extent that the aggregate claims of Buyer for such indemnification exceed the amount of $25,000.00. For example, in the event Buyer's claims reach $25,001.00, Seller shall be obligated to pay or reimburse Buyer the entire $25,001.00. In the event Buyer's aggregate claims are less than $25,000.00, Seller will not be obligated to pay or reimburse buyer anything.

                 (b) In the event that the Indemnifying Party, within a reasonable time after receipt of notice of any such claim, but in no event more than thirty (30) days after receipt of such notice, fails to defend, the Indemnified Party will (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim on behalf, for the account and risk of the Indemnifying Party, and at Indemnifying Party's expense, subject to the right of the Indemnifying Party to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof.

         10.03. Assistance. In the event so requested by the Indemnifying Party, the Indemnified Party shall use its best efforts to make available all information and assistance reasonably required in the defense by the Indemnifying Party of a claim.

         10.04. Limitations. The Indemnifying Party's obligation to indemnify the Indemnified Party as provided in Section 10.01 above is subject to the condition that the Indemnifying Party shall have been given notice by Indemnified Party of the claim for which indemnity is sought within twelve (12) months after the Closing Date.

         10.05. Unlimited Indemnity Regarding Ford Leases. Notwithstanding anything set forth hereinabove to the contrary, Seller's indemnification of Buyer regarding payment and performance pursuant to the terms and conditions of the Ford Leases, and Seller's compliance with Section 2.08 (h) hereof, shall not be limited to twelve (12) months after the Closing Date, nor subject to the $25,000.00 limitation set forth in 10.02 (a).

                                   ARTICLE XI

                                 MISCELLANEOUS


         11.01. Survival of Representations. All statements contained in any Schedule, Exhibit, document, certificate or other instrument delivered by or on behalf of the Buyer or the Seller pursuant hereto, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties hereunder by the Buyer or the Seller as the case may be. Except for Buyer's obligations regarding the Ford Leases set forth in paragraph 2.08 (h) hereof, and the obligations set forth in paragraph 5.10, which shall not terminate or expire, the representations, warranties and agreements made by the Buyer and the Seller herein shall survive consummation of the transactions contemplated hereby for twelve (12) months after Closing Date, and no audit of the inventories, properties, financial condition, records or other matters relating to the Seller shall limit, affect or impair the ability of the Buyer to rely upon the representations, warranties and agreements of the Seller set forth herein. Provided, however, any representation or warranty which Buyer knows to be untrue or incorrect not raised at Closing shall be waived.

         11.02. Assignment. This Agreement shall not be assignable by either party hereto without the written consent of the other, and shall inure to the benefit of and be binding upon the parties hereto and their respective successors, assignees and legal representatives.

         11.03.  Public Announcements.   Except as required by law, neither
party shall make any public announcement concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party, such consent not to be unreasonably withheld.

         11.04. Construction. This Agreement shall be construed and enforced in accordance with the laws of the State of Georgia, USA.


         11.05. Amendment. This Agreement may be amended, supplemented or interpreted at any time by written instrument executed by the parties hereto.

         11.06. Expenses; Brokers and Finders Fees. Other than Lazard Freres & Co., who has been employed by Seller, and shall be paid by Seller, Seller and Buyer agree that there are no brokers or finders fees or commissions payable to any person employed by Seller or Buyer in connection with the transactions contemplated by this Agreement, and Seller and Buyer will indemnify each other with respect thereto, and hold each other harmless therefrom. Each party hereto shall pay its or his or her own expenses incident to this Agreement and the transactions contemplated hereby, including all fees and expenses of their counsel, whether or not such transaction shall be consummated.

         11.07. Further Assurances. The parties hereto agree and acknowledge that certain computations, exchange and notification of information and other actions may be required from time to time, and after the date hereof through and after the Closing Date with respect to this Agreement. The parties hereto, and their respective representatives, shall use their reasonable best efforts to cooperate with one another in the expeditious completion of all such computations, notifications and actions required. Without limiting the generality of the foregoing, Seller agrees to use its best efforts to assist Buyer with respect to the resolution of any matters arising in connection with or affecting the title of the Seller to any of the Property. Seller shall execute and deliver any and all documents, and will cause any and all other action to be taken, either before or after the Closing which may be necessary or proper to effect or evidence the provisions of this Agreement, and the transactions contemplated hereby.

         11.08. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have duly been given if delivered, or if mailed by United States or Registered Mail, prepaid, to the parties or their assignees, at the following addresses (or such other addresses as shall be given in writing by the parties to one another), or sent via telecopier to the parties at the telecopier number set forth below:

                 BUYER:
                                           John O. Barwick, III
                                           Carmike Cinemas, Inc.
                                           1301 - 1st Avenue
                                           Columbus, GA  31901
                                           TELECOPIER - 706/576-34l9

                 With a copy to:
                                           F. Lee Champion, III
                                           Champion & Champion
                                           1030 Second Avenue
                                           Columbus, GA  31901
                                           TELECOPIER - 706/324-0470

                 SELLER:
                                           Floyd Theatres, Inc.
                                           c/o MasTec, Inc.
                                           ATTN:  Carlos Valdes
                                           8600 N. W. 36th Street
                                           8th Floor
                                           Miami, FL  33166
                                           TELECOPIER - 305/599-1572
                 With a copy to:
                                           Eliot C. Abbott
                                           Carlos & Abbott, P. C.
                                           Suite 1150
                                           999 Ponce de Leon Boulevard
                                           Coral Gables, FL 33134
                                           TELECOPIER - 305/443-8617

         11.09. Remedies Not Exclusive. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy. The election of any one remedy by a party hereto shall not constitute a waiver of the right to pursue other available remedies.

         11.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.11. Entire Agreement. This Agreement, the Exhibits hereto, and the certificates, Schedules and other documents delivered pursuant hereto are incorporated by reference herein, contain the entire agreement between the parties concerning the transaction contemplated herein, and supersede all prior agreements or understandings between the parties hereto relating to the subject matter hereof. No oral representation, agreement or understanding made by any party hereto shall be valid or binding upon such party or any other party hereto.

         11.12. Additional Documents. The parties hereto will at any time after the date hereof sign, execute and deliver, or cause others so to do, all such powers of attorneys, deeds, assignments, documents and instruments, and do or cause to be done all such other acts and things as may be necessary or proper to carry out the transactions contemplated by this Agreement.

         11.13. Captions and Section Headings. The captions and section headings used herein are for convenience only, and are not a part of this Agreement, and shall not be used in construing it.

         11.14.  Arbitration.  Any controversy or claim arising out of or
relating to this Agreement, or the breach thereof, shall   be settled by
arbitration in accordance with the arbitration rules of the American Arbitration Association, in Miami, Florida, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

         11.15. Schedules. To the extent that identical information may be required by two or more Schedules hereto, such information need be supplied on only one Schedule if appropriate cross-references are made on such other Schedules, or if the information is readily available on another Schedule, or in the Agreement.

         11.16. Bulk Transfer. The parties hereby waive the applicable provisions of the Uniform Commercial Code relating to Bulk Transfers in the states in which the Property is located, and Seller hereby indemnifies Buyer from Seller's failure to comply with such provisions.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, on the day and year first above written.

                          SELLER:

                          FLOYD THEATRES, INC.

                          BY:
                             -----------------------------
                                   Title: Vice President
                                         -----------------
                          ATTEST:
                                 -------------------------
                                   Title: Vice President
                                         -----------------
                                (Corporate Seal)


                          TALLAHASSEE THEATRES, INC.

                          BY:
                             -----------------------------
                                   Title: Vice President
                                         -----------------
                          ATTEST:
                                 -------------------------
                                   Title: Vice President
                                         -----------------
                                (Corporate Seal)


                          FLOYD THEATRES OF GEORGIA, INC.

                          BY:
                             -----------------------------
                                   Title: Vice President
                                         -----------------
                          ATTEST:
                                 -------------------------
                                   Title: Vice President
                                         -----------------
                                (Corporate Seal)


                          MASTEC, INC.

                          BY:
                             -----------------------------
                                   Title: S.V.P. - Finance
                                         -----------------
                          ATTEST:
                                 -------------------------
                                   Title: Vice President
                                         -----------------
                                (Corporate Seal)

                          BUYER:



                          CARMIKE CINEMAS, INC.


                          BY:___________________________
                                   President

                          ATTEST:_______________________
                                   Secretary
                                (Corporate Seal)





\Floyd\Contract.frm